Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-182475 Dated 07 September 2012



pure BIOSCIENCE

a NASDAQ company

DELIVERING TECHNOLOGY–IMPROVING LIFE, PROTECTING PEOPLE AND THE PLANET

September 2012

Forward-Looking Statements

This presentation includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this presentation.

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For More Information

PURE Bioscience, Inc. (the "Issuer") has filed a Registration Statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The Registration Statement may be found at http://www.sec.gov/Archives/edgar/data/1006028/000107997312000554/pure_s3a2.htm. The prospectus may be found at http://www.sec.gov/Archives/edgar/data/1006028/000107997312000679/pure_424b5-090412.htm. Alternatively, the Issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (619) 596-8600. The documents are also available by accessing the Issuer's website at www.purebio.com. The particular location of the documents on the Issuer's website is http://www.purebio.com/about/investor_relations.

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Corporate Summary

- PURE Bioscience is a life sciences company whose main function is to develop, expand, protect and provide applications for the paradigm-shifting proprietary silver dihydrogen citrate (SDC) molecular platform technology through research and subsequent in-house and out-licensed product development that validates and meets both technical and end-use expectations.
  - Publicly traded since 1996 (NASDAQ "PURE")
  - Headquartered in El Cajon, CA.



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Board of Directors and Management Team

- **Michael L. Krall, President and CEO**
  - Mr. Krall is the Company's founder. He has held the positions of President, CEO and Chairman of the Board since 1993 and is an inventor or co-inventor on the majority of PURE's SDC patent portfolio. Mr. Krall has unparalleled knowledge of PURE's technology, its operations and relationships with partners, which he has acquired through his more than nineteen years of service to, and leadership of, the Company.
- **Donna Singer, Executive Vice President**
  - Ms. Singer is the Executive Vice President of the Company and has been a director since 1998. From 1996 to 1998, Ms. Singer served as Vice President of Operations for the Company. As a result of her experience and expertise, Ms. Singer provides important insight into operations, business strategies, current and proposed strategic partners and the markets in which PURE competes.
- **Gregory H. Barnhill, Director**
  - Mr. Barnhill is a Partner in Brown Advisory Securities, LLC, a member firm of the Financial Industry Regulatory Authority, Inc. (FINRA). Previously, Mr. Barnhill served as Managing Director of North American Equity Sales at Deutsche Banc Alex Brown Inc., an investment services firm. Mr. Barnhill is on the board of Osiris Therapeutics, Inc. (NASDAQ: OSIR), a biotechnology company.
- **Dennis Brovarone, Director**
  - Mr. Brovarone has been practicing corporate and securities law since 1986 and as a sole practitioner since 1990, specializing in U.S. public companies. Mr. Brovarone has served as securities counsel to the Company since PURE's IPO.
- **John J. Carbone, MD, Director**
  - Dr. Carbone is a Board Certified Orthopedic Surgeon and a Fellow of the American Academy of Orthopedic Surgeons. Since 2004, he has served as the Director, Orthopedic Spine Services at Harbor Hospital in Baltimore, Maryland. Dr. Carbone has been a senior officer of two privately held orthopedic research and design companies, and is the inventor of several patented orthopedic devices and methods.
- **Paul V. Maier, Director and Audit Committee Chairman**
  - Since November 2009, Mr. Maier has served as Chief Financial Officer of Sequenom, Inc., a life sciences company based in San Diego, California. Previously, he served as Vice President, Chief Financial Officer and became Senior Vice President, Chief Financial Officer of Ligand Pharmaceutical Inc., a biotechnology company, from 1992 to 2007. Prior to Ligand Pharmaceutical, Mr. Maier worked at DFS West, a division of DFS Group, L.P., and ICN Pharmaceuticals, Inc., a pharmaceutical and biotechnology research products company. Mr. Maier earned an M.B.A. from Harvard Graduate School of Business and a B.S. from Pennsylvania State University. Mr. Maier also serves on the boards of directors of International Stem Cell Corp., Talon Therapeutics, Inc., and Apricus Biosciences, Inc., publicly-held biotechnology companies.

Silver dihydrogen citrate (SDC)

- **Silver dihydrogen citrate (SDC): Our globally patented broad-spectrum *antibacterial, antifungal* and *antiviral molecule***
  - *Faster kill times*
  - *Broad-spectrum efficacy*
  - *Residual antimicrobial activity*
  - *Safe, non-toxic, GRAS*
  - *Does not induce bacterial resistance*
  - *Tasteless, odorless, colorless*
  - *Non-corrosive, non-flammable*
  - *Stable in solution*
  - *Doesn't stain or bleach fabric*



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SDC's Dual Modes of Action









Silver dihydrogen citrate's rapid and broad spectrum efficacy is largely attributed to its dual mechanisms of action and unique characteristics. These two mechanisms, alone or in combination, make SDC a powerful antimicrobial while mitigating microbial resistance.

Unlike traditional antimicrobials, bacteria are actually attracted to SDC because they recognize citric acid as a food source. This "Trojan Horse" attack allows SDC to easily enter the microorganism through membrane transport proteins. Once inside the organism, SDC binds to DNA and intracellular proteins causing irreversible damage to the DNA and protein structure. Metabolic and reproductive functions halt, and the organism dies.

SDC can also act on an organism's outer membrane. Silver ions are highly attracted to sulfur-containing thiol groups found in metabolic and structural proteins bound to the membrane surface. SDC targets these critical proteins and destroys their structure. This disruption of the organisms membrane function and integrity lyses the membrane and the organism dies.

Platform Fields of Application

- Agricultural
- Food
- Healthcare
- Oil and Gas
- Personal Care
- Pet Care
- Preservative
- Surface Disinfection / Sanitization / Cleaning
- Textile
- Veterinary
- Water Treatment


POWERED BY
SDC
Ag+

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R&D Investment: Issued Patents

Patent Number	Title	Scope
7,803,407	Disinfectant and method of making	Disinfectant solution combining SDC and alcohol.
7,763,297	Disinfectant and method of use	Food products treated with SDC to remove or reduce pathogens.
7,732,486	Anhydrous silver dihydrogen citrate compositions	Anhydrous form of SDC.
7,601,755	Process for treating water	Process for treating water with SDC.
7,435,438	Disinfectant and method of use	Process for treating food products with SDC to remove or reduce pathogens.
7,261,905	Disinfectant and method of making	Silver-ion/organic acid complex. Includes methods to use other organic acids in place of citric acid.
6,890,953	Process for treating water	Process for treating impure water with SDC
6,583,176	Aqueous disinfectant	Aqueous SDC disinfectant solutions.
6,197,814	Disinfectant and method of making	Composition of SDC and method of making.

International Patents (via PCT) Patents have been granted in the following countries/regions:

Patents have been granted in the following countries/regions:
African Regional (ARIPO), Australia, Canada, China, Eurasia, European (EP), India, Japan, Mexico, New Zealand, African Int'l (OAPI), Russia, So. Africa, Singapore, Germany, Danish, Finland, France, Great Britain, Luxembourg, Monaco, Dutch, Sweden, Armenia, Azerbaijan, Belarus, Kyrgyzstan, Kazak, Moldova, Tajikistan, Turkmenistan, Ghana, Gambia, Kenya, Lesotho, Malawi, Sudan, Swaziland, Tanzanian, Ugandan, Zimbabwe

International Patents (via PCT) Patent applications are also pending in the following countries/regions:

Patents have been filed in the following countries/regions:
United Arab Emirates, Albanian, ARIPO, Australia, Brazil, Canada, Chile, China, Colombia, Costa Rica, Eurasia, Ecuador, Egypt, Europe, PCT pending national phase

R&D Investment: Pending Patents

Patent Number	Date	Title
12/870,701	08-2010	Disinfectant and Method of Making
12/834,832	07-2010	Disinfectant and Method of Making
12/554,709	09-2009	Process for Treating Water
12/340,231	12-2008	Composition and Process for Treating Acne
10/928,639	08-2004	SDC Compositions Comprising a 2nd Antimicrobial Agent
10/936,465	09-2004	Silver Dihydrogen Citrate Compositions
11/144,398	06-2005	Silver Dihydrogen Citrate Compositions
12/480,613	06-2009	Agricultural Applications of Silver Dihydrogen Citrate
12/855,609	08-2010	Formulations and Methods Employing Anhydrous Disinfectant

International Patents (filed via PCT)

African Regional (ARIPO), Australia, Canada, China, Eurasia, European (EP), India, Japan, Mexico, New Zealand, African Int'l (OAPI), Russia, So. Africa, Singapore, Germany, Danish, Finland, France, Great Britain, Luxembourg, Monaco, Dutch, Sweden, Armenia, Azerbaijan, Belarus, Kyrgyzstan, Kazak, Moldova, Tajikistan, Turkmenistan, Ghana, Gambia, Kenya, Lesotho, Malawi, Sudan, Swaziland, Tanzanian, Ugandan, Zimbabwe, United Arab Emirates, Albanian, ARIPO, Australia, Brazil, Canada, Chile, China, Colombia, Costa Rica, Eurasia, Ecuador, Egypt, Europe, PCT pending national phase

Strategic Plan - Overview

- **Three-phase business model includes license, development and distribution agreements with companies in multiple large markets**

Long Term
Pharmaceutical product development to result in licensing and/or royalty agreements and raw material sales

Mid Term
Integration of SDC as new active ingredient in existing third-party products resulting in raw material sales

Short Term
Expand distribution for currently approved disinfectant product




SDC

Strategic Plan - Proof of Concept Programs

Fields	Description
Agricultural	***Topical applications*** *on selected crops to control fungi, bacteria and rusts* ***Strawberry processing:*** *Preliminary tests complete as a strawberry processing aid*
Food	***Poultry processing****: Extensive tests completed on poultry carcass processing and as an egg wash foam* ***Meat processing****: Several completed tests as a dip, spray and additive to ground beef*
Healthcare	***Wound care, Onychomycosis and Tinea pedis***
Oil and Gas	***Natural gas:*** *Hydrofracturing, water-injection secondary recovery production, corrosion control (bacterial and biofilm elimination)* ***Petroleum:*** *Pipeline application (microbial corrosion control); storage and stability (microbial control)*
Personal Care	***Antimicrobial*** *ingredient as a preservative or active. Used in >80 countries as replacement for triclosan, parabens and formaldehydes*
Preservative	***Industrial preservatives:*** *extending stability/shelf life of industrial products, e.g. petroleum-based formulations*
Surface Disinfection	***SDC3A - PURE Hard Surface Disinfectant and Food Contact Sanitizer****: regulatory approvals in US, Mexico, Brazil, Costa Rica, Dubai and South Africa* ***PURE Floor Cleaner Concentrate****: Product currently available* ***PURE Multi-Purpose Cleaner Concentrate****: Product currently available*
Textile	***Disinfectant wipes :*** *PURE Hard Surface Disinfectant and Food Contact Sanitizer Wipes* ***G.I. Shower wipes :*** *Large Personal Care Body Wipes – Developed for the US Department of Defense* ***Durable textiles:*** *Testing with third party binder technology shows >5 log reduction after 10 washings*
Water Treatment	***Water Purifier Concentrate currently available:*** *regulatory approvals in Dubai, South Africa, Costa Rica*

Strategic Plan – Mission & Approach

Mission

- Deliver the paradigm changing SDC technology to market in a manner that allows an organized approach
- Disciplined pricing meets margin requirements as well as market realities
- Control and growth of PURE's brand
- Efficient supply-chain structure so that fewer entities sell higher volumes resulting in increased product usage and acceptance

Strategy

- Developing partnerships with companies that have core competencies and customers in the sales channels and vertical markets necessary to meet PURE's mission

Approach

- The foundation of PURE's marketing program remains its highly trained technical and scientific team
- A combined 24 years of experience with the SDC technology and its chemistry, regulation and implementation
- Strong relationships with current and potential distributors and customers in our target markets

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Strategic Plan – Changes & Results

Program Changes

- Built experienced and hands-on sales and marketing team
- Established competitive pricing models to meet objectives in each channel
- Obtained 50-state regulatory approval by October 2011 for PURE Hard Surface disinfectant and food contact sanitizer
- Packaging changes improved price efficiencies
- Introduced the bundled PURE Complete Cleaning, Sanitizing and Disinfecting System in April 2012 as a cost-effective product line for commercial and institutional end-users, janitorial service providers and the distributors that supply them

Market Acceptance

- Sales and technical teams involved with proof-of-concept studies, field testing or introductory trial programs for our products in the following markets: janitorial/sanitation, food preparation, hospitality, leisure and entertainment, transportation, education, sports and fitness, agriculture and food processing, healthcare, veterinary, military, oil and gas, personal care and preservative, correctional facilities, non-woven and durable textiles, and industrial and consumer water treatment

Results

- Engaging key end-users to enhance industry credibility with arsenal of new marketing tools, research, intelligent pricing structure and expanded product line
  - Growing base of clients includes corporate and institutional customers including businesses, hospitals and churches
  - Leveraging success with key end-users to attract distributors that support these accounts
  - Approaching distributors and key accounts in other regions and channels to replicate the success of this program

PURE Disinfectant/Food Contact Sanitizer

Short Term

PURE Hard Surface

- *Endorsed by the Child Safety Network - a leading national child safety organization*
- *Recommended by global food science laboratory - Deibel Labs*
- *PURE business development team built for nationwide launch of PURE Hard Surface™*
- *Initial Focus on healthcare, education, institutions, food service, food processing and military markets*



pure
HARD SURFACE
KILLS GERMS IN 30 SECONDS

POWERED BY SDC Ag+

SAFE FAMILY SEAL OF APPROVAL www.csn.org

UNITED STATES ENVIRONMENTAL PROTECTION AGENCY

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PURE Hard Surface Disinfectant/Food Contact Sanitizer

Unparalleled Efficacy

CATEGORY	pure HARD SURFACE	LEADING BRANDS
Active Ingredient	**Silver Dihydrogen Citrate**	**Ethanol/Ammonium Chloride**
EPA Safety Category	**IV**	II
Standard Bacteria Kill Time	**30 seconds**	10 minutes
Resistant Bacteria Kill Time	**2 minutes**	None
Virus Kill Time	**30 - 60 seconds**	10 minutes
Fungus Kill Time	**5 minutes**	10 minutes
Residual Bacterial Protection	**24 Hour**	None
Rinse Required	**No**	Yes
Irritating Fumes	**No**	Yes
Skin Irritation	**No**	Yes
Flammable	**No**	Yes

EPA Hard Surface Disinfectant/Food Contact Surface Sanitizer

Antibacterial–Complete Kill [1]

Pseudomonas aeruginosa	*30 seconds with **24 hour protection***
Salmonella enterica	*30 seconds with **24 hour protection***
Staphylococcus aureus	*2 minutes with **24 hour protection***
Resistant strains of Staphylococcus aureus:	
Methicillin resistant (MRSA) and CA-MRSA / PVL-MRSA	*2 minutes*
Vancomycin resistant Enterococcus (VRE)	*2 minutes*
Carbapenem Resistant Escherichia coli	*2 minutes*
Carbapenem Resistant Klebsiella pneumoniae (NDM-1)	*2 minutes*
Listeria monocytogenes	*2 minutes*
Escherichia coli (E. coli O157:H7)	*2 minutes*
Campylobacter jejuni	*2 minutes*
Acinetobacter baumannii	*2 minutes*

Food Contact Surface Sanitizer [1] *(E. coli and Staphylococcus aureus)* — *30 seconds (1 minute minimum claim)*

Antiviral–Complete Inactivation [1]

HIV 1	*30 seconds*
Influenza A	*30 seconds*
Avian Influenza	*30 seconds*
H1N1 (Human and Swine)	*30 seconds*
Hepatitis B and Hepatitis C	*60 seconds*
Herpes Simplex Type 1	*60 seconds*
Polio Type 2	*60 seconds*
Norovirus and Murine Norovirus	*60 seconds*
Rhinovirus	*60 seconds*
Human Coronavirus (SARS Surrogate)/Rotavirus/RSV/Adenovirus	*30 seconds*

Antifungal–Complete kill [1] *Athlete's Foot (Trichophyton mentagrophytes)* — *5 minutes*


A NEW GENERATION OF PROTECTION
pure
HARD SURFACE
DISINFECTANT, FUNGICIDE, VIRUCIDE* AND FOOD CONTACT SURFACE SANITIZER
IDEAL FOR CHILDCARE AND EDUCATIONAL ENVIRONMENTS
KILLS GERMS IN 30 SECONDS

1. Performed per EPA required AOAC testing protocols

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The PURE Complete System

Complete Cleaning, Sanitizing and Disinfecting System

- *Cost-effective, user-friendly product line*
  - *PURE Hard Surface*
  - *PURE Multi-Purpose Cleaner Concentrate*
  - *PURE Floor Cleaner Concentrate*
- *Balances "complete kill" efficacy with demand for "green" products*
- *End users, janitorial service providers and chemical distributors*
- *Strengthens infection control and sustainability programs*

POWERED BY SDC Ag+™


pure
pure
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HARD SURFACE
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Platform → Fields/Markets → Channels


POWERED BY
SDC
Ag+



- Healthcare Facilities
- Education
- Building Service Contractors
- Food and Beverage Processing
- Non Food Processing
- Lodging
- Transportation
- Sports and Fitness
- Food Service
- Correctional Facilities
- Veterinary Pet Care
- Leisure and Entertainment
- Retail Sales
- Military


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Disinfectant Market: Active Channels and End Users

- Healthcare Facilities
- Education
- Building Service Contractors
- Food and Beverage Processing
- Non Food Processing
- Lodging
- Transportation
- Sports and Fitness
- Food Service
- Correctional Facilities
- Veterinary Pet Care
- Leisure and Entertainment
- Retail Sales
- Military

verizon
jcpenney
DR PEPPER SNAPPLE GROUP
NORTH TEXAS COMMUNITY COLLEGE
McAfee An Intel Company
Jennie-O Turkey Store
RHD Memorial Hospital
Office Depot Taking Care of Business
AHI Facility Services, Inc.
Diestel Turkey Ranch
firstchurch first united methodist church plano
Tyson
Bridgford
DELL
Woolworths the fresh food people
PRIDE INDUSTRIES The power of purpose
Zacky Farms
PRIDEClean
northwoodchurch
PRINCESS CRUISES
NATURAL Ingredient SOLUTIONS Vegetable Juices, Inc.
COSTCO WHOLESALE
METROCREST HOSPITAL AUTHORITY
FOSSIL
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Key Opportunity - Food Service/Food Processing

PURE Hard Surface disinfectant/sanitizer meets long-awaited food industry demand for effective, responsible germ defense

- *Disinfectant + Sanitizer eliminates dangerous pathogens*
- *EPA Category IV*
- *Prevents cross-contamination*
- ***No rinse required***



pure
HARD SURFACE
KILLS GERMS IN 30 SECONDS

Current contamination control is not working:
Food-borne pathogens cause 76 million illnesses annually in the US

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US Food Safety Crisis

August 2012 Food Recalls (US)	
El Torito grilled chicken caesar salad kit	*Salmonella*
Smith and Sons Meat Packing ground beef	*E. coli*
Armor ham/turkey & cheese wraps	*Listeria monocytogenes*
Armor Active Packs pizza kit	*Listeria monocytogenes*
Wellsley, Spence & Co. smoked salmon	*Listeria monocytogenes*
Garden Fresh Finest Traditions meat/poultry salad products	*Listeria monocytogenes*
Daniella mangoes	*Salmonella*
Fresh Express hearts of romaine salad	*Listeria monocytogenes*
Dole Italian Blend bagged salad	*Listeria monocytogenes*
Chamberlain Farms cantaloupe	*Salmonella*
Tanimura & Antle romaine lettuce	*E. coli*
Meijer mushroom trays	*Listeria monocytogenes*
Ready Pac apples	*Listeria monocytogenes*
Fresco Green Farms cilantro	*Salmonella*
Tomales Bay Foods, Shepherd's Way Farms, Tumalo Farms cheese	*Listeria monocytogenes*
Menno Beachy organic grape tomatoes	*Salmonella*
Dippin'Stix apple snack	*Listeria monocytogenes*
Burch Farms, Cottle Strawberry cantaloupes	*Listeria monocytogenes*
Whole Foods Market prepared salads, dressings, sandwich rolls	*Listeria monocytogenes*
Trader Joe's salad	*Listeria monocytogenes*
Wegmans chopped/diced onions	*Listeria monocytogenes*

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Supported by Leading Food Experts

Advisory Panel members provide invaluable experience and insight

Dave Pfanzelter

- *Former senior vice president, Kellogg Company, president, Kellogg's Specialty Channels and president, Kellogg Canada*
- *Previously held executive positions at Keebler and Oscar Mayer (which includes General Foods and Kraft Foods)*
- *Board of directors of Doctor's Associates (parent company of Subway Restaurants)*
- *Wrigley Foods Advisory Board of Directors*
- *Previously chaired the Board of the International Food Service Manufacturer's Association*

David Theno, Jr., Ph.D.

- *CEO of technical consulting firm Gray Dog Partners, Inc. specializing in food safety, manufacturing, restaurant operations, supply chain management, strategic planning and facility design. Provides consultation to USDA, FDA and the Agricultural Marketing Service as well as state and local health departments*
- *Formerly senior vice president and chief food safety officer of Jack in the Box Inc.*
- *Previously CEO of Theno & Associates , which supplied complete technical service resources to multiple facets of the food industry.*
- *Experience also includes executive positions in technical services and quality control at Foster Farms, Kellogg Company and Armour Food Company.*

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Improving Safety from Farm-to-Fork

"I believe that PURE's SDC-based technology provides much-needed food safety solutions in an efficient and effective manner unlike anything currently available, and I am excited to work with PURE as we develop strategies to bring PURE's products to market."

–Dave Pfanzelter, July 2012

"The industry is eager to implement enhanced safety measures to prevent food-borne illness associated with products, facilities, companies and brands, but traditional chemicals are not providing adequate protection. The broad-spectrum, quick and residual kills provided by PURE's products can fortify even the strongest safety protocols and have the potential to improve food safety throughout the supply chain from farm-to-fork."

– David Theno, Jr., Ph.D., July 2012

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Contract Manufacturing and Distribution

National Distribution With Increased Capacity


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MID-CONTINENT
INTERCON
NILodor
MISCO Products Corporation
WASHINGTON
OREGON
IDAHO
MONTANA
WYOMING
NORTH DAKOTA
SOUTH DAKOTA
MINNESOTA
NEBRASKA
IOWA
NEVADA
UTAH
COLORADO
KANSAS
ARIZONA
NEW MEXICO
TEXAS
NORTH CAROLINA
GEORGIA
ALABAMA
FLORIDA
ALASKA

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Specialty Chemical – Personal Care Products

Mid Term

SDC sold as Silvérion by PURE as an active and/or preservative ingredient in the personal care, household and industrial markets worldwide

- Direct replacement for triclosan, parabens and formaldehyde (all on regulatory ban list in many countries)
- Current uses include deodorant, antibacterial soap, foot spray and skin care
- Personal care products companies continue testing SDC in many more products

Major industry shift has begun with Johnson & Johnson (Aug 2012)

- Unprecedented move by a leading US personal care product company
- J&J is removing formaldehyde,1.4 dioxane, phthalates, triclosan and parabens from baby products by 2013
- J&J is committed to removing these chemicals from all consumer products by end of 2015
- Sets new US safety standard for personal care and cosmetic products

Personal care products containing Silvérion now sold in >80 countries: Distributed globally by Brenntag

- World's leading chemical distribution company
- Global supply chain for not only personal care but also other commercial as well as industrial application for SDC e.g. water treatment; oil and gas

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Major Nivea Brand Launch

- ***Silver Protect***™ **roll-on, spray and stick deodorant products formulated with Silvérion**
- **Launched in most of Europe and parts of Asia**
- **Beiersdorf's Nivea brand is the world's largest personal care brand**
  - *Beiersdorf posted nearly €6B in sales in 2008*
- **The <u>biggest</u> Nivea brand launch of 2009**
- **Recently expanded from deodorants to include shower gel, shaving products and aftershave lotion**


NIVEA
FOR MEN
SKIN PROTECTION
AFTER SHAVE BALM
AFTER SHAVE LOTION
SHAVING FOAM
SHAVING GEL
SILVER PROTECT
DEO-SHOWER

Backed by a €2.8 million marketing campaign

Other International Personal Care Brands

Formulated with Silvérion as active or preservative ingredient

- **Right Guard** by Henkel
- **Bioturm Silver** Lotion and Deodorant Products
- **Burnus** Cliff Energy Star +Deo Silver for Skin & Hair
- **Ombia** Body Deodorant Wipes
- **Aldi** Cosmetics/Skin Care (Lacura) and Shampoo
- **Pigeon** Wipes
- Dozens more…

POWERED BY SDC Ag+

RIGHT GUARD

pigeon

burnus

ALDI


Silber-Deo

Specialty Chemical – Oil and Gas

- **Natural gas**
  - *Multiple below-ground studies in underperforming wells*
  - *SDC a treatment to eliminate problematic bacteria and the resulting biofilm*
  - *Eliminating biofilm increases quality and quantity of production*
- **Oil**
  - *Developing protocols for proof-of-concept testing*
  - *SDC as effective biofilm treatment at multiple points*
    - *Production*
    - *Storage*
    - *Delivery*
  - *Preparing to compile data and approach key industry players*
- **Positive preliminary results**
- **Presenting data to industry leading end-users as well as suppliers**

Pharmaceutical Opportunity

Long Term

- **Licensing Projects Underway**
  - Proofs-of-concepts established by FTA Bioscience
    - Wound care
    - Onychomycosis (nail fungus)
    - Tinea pedis (athlete's foot)
- **Licenses issued to FTA to pursue FDA/int'l agency approval and subsequent commercialization.**





POWERED BY SDC Ag+

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Strategy Shift



Quarterly Revenue
POWERED BY SDC Ag+
$400,000
$350,000
$300,000
$250,000
$200,000
$150,000
$100,000
$50,000
$-
Before Outsourcing Sales
Stocking Order
Sales Outsourced
PURE In-house Sales
FY2009 Q1
FY2009 Q2
FY2009 Q3
FY2009 Q4
FY2010 Q1
FY2010 Q2
FY2010 Q3
FY2010 Q4
FY2011 Q1
FY2011 Q2
FY2011 Q3
FY2011 Q4
FY2012 Q1
FY2012 Q2
FY2012 Q3
FY2012 Q4
PURE
Former Sales Agent

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Revenues Tracking Higher

Since assuming charge of sales and marketing, PURE has established strategic relationships for manufacturing and distribution with well known companies such as Pride Industries, AHI Facility Services, Intercon Chemical Co., Mid Continent, Nilodor and others.

- **4th Qtr revenue is up 100% from 3rd Qtr 2012**
- **Fiscal 2012 vs. Fiscal 2011 is up over 100%**


$400,000
$350,000
$300,000
$250,000
$200,000
$150,000
$100,000
$50,000
$-
FY2011 Q1
FY2011 Q2
FY2011 Q3
FY2011 Q4
FY2012 Q1
FY2012 Q2
FY2012 Q3
FY2012 Q4

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Market Potential

Currently Penetrating Significant Markets

Market Segment	Product	Expected Annual Growth Rate of Market*	Projected 2016 Market Size*
US Industrial and Institutional Cleaning Chemicals	PURE Hard Surface	3.7%	$11.0 billion
US Contract Cleaning Services Incl. materials	PURE Hard Surface	4.8%	$68.3 billion
US Food Safety	PURE Hard Surface/SDC	7.3%	$4.5 billion
US Cosmetic, Personal Care and Toiletry Chemicals	Silvérion	4.9%	$9.4 billion
US Well Stimulation Materials	SDC	10.2%	$12.0 billion

POWERED BY SDC Ag+

* Source: Freedonia Industry Studies 2012, The Freedonia Group Incorporated

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Looking Ahead: Fiscal 2013

- Continue to build in-house sales and marketing program
- Expand nationwide licensed distributor network
- Increase customer base and market traction for PURE Hard Surface disinfectant and the PURE Complete cleaning products
- Accelerate domestic and international use of Silvérion in personal care products
- Establish market for SDC as preservative in industrial products
- Bring personal care wipes to market
- Obtain EPA approval for disinfectant wipes
- Obtain GRAS status for SDC as a food additive
- Establish licensing for and sales of SDC into natural gas and oil markets

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Conclusion

- Right team, right products, right focus, right strategy
- On the cusp of major sales break through
- Long-term relationships built in multiple lucrative markets
- Significant regulatory progress has brought first products to point of commercialization
- Strategic plan is working
  - Since assuming charge of sales and marketing, PURE has established several key strategic relationships
  - Revenue is up 100% over last year

pure BIOSCIENCE

Appendix: Capitalization Table as of 9/1/2012 [Post-Split]

Equity Holder Name	Common & Restricted	Options	Warrants	Debt	Total Fully Diluted
Directors & Officers					
Gregory H. Barnhill	89,787	-	-	-	89,787
Dennis Brovarone	33,606	16,250	-	-	49,856
John J. Carbone	13,932	6,250	-	-	20,182
Paul V. Maier	8,638	18,750	-	-	27,388
Michael L. Krall	160,224	56,250	-	-	216,474
Donna Singer	46,594	26,250	-	-	72,844
Total D&O	352,781	123,750	-	-	476,531
All Others	6,866,836	453,913	427,339	406,809	8,154,896
Total Outstanding	7,219,617	577,663	427,339	406,809	8,631,427
	83.64%	6.69%	4.95%	4.71%	100.00%

	Shares	
Authorized Shares	100,000,000	a
Common Shares Outstanding	7,219,617	
Stock Options Outstanding	342,219	
Options Available in Plans	235,444	
Warrants	427,339	
Debt Conversion	406,809	
Total Fully Diluted	8,631,427	b
Shares Available for Issuance	**91,368,573**	(a-b)